EXHIBIT 10.1

EXECUTION VERSION

March 24, 2026

Nimrata Hunt, PhD

Sent via Electronic Mail

Dear Tina:

Consistent with our recent discussions, this letter confirms our mutual agreement regarding the end of your employment as Executive Vice President, Global Strategy and Commercial of IDEXX Laboratories, Inc. (“IDEXX”) and your continued employment as a Special Advisor during the Advisory Period (as defined below). Your separation from IDEXX will be governed by the following terms and conditions. By signing below, you agree to the terms and conditions set forth in this letter (the “Agreement.”)

1.	Advisory Period; Final Employment Date. Your last day worked as Executive Vice President, Global Strategy and Commercial will be April 13, 2026 (the “Separation Date”) and your usual pay and employee benefits will cease effective on the Separation Date. You and the Company agree that you will continue your employment with IDEXX as a Special Advisor from the Separation Date through July 13, 2026 (the “Final Employment Date”, and such period between the Separation Date and the Final Employment Date, the “Advisory Period”). During the Advisory Period, you will be considered a “casual employee” of IDEXX and will not be eligible to participate in employee health and welfare benefit plans. As a Special Advisor, you will be available to assist with any transition-related matters upon request, in exchange for a per diem payment with respect to each business day when IDEXX requests your services, with the payment amount calculated based on your current base salary rate.

2.	Separation Pay. Your position with IDEXX is being eliminated, and, as a result, IDEXX deems your separation to be a termination of employment without cause for purposes of determining separation benefits. As consideration for your execution and non-revocation of the Release Agreement, the First Reaffirmation Page and the Second Reaffirmation Page (each, as defined and described below) and your continued compliance with the Restrictive Covenant Agreement (as defined below) and paragraphs 9, 11, 13 and 14 of this Agreement, IDEXX will provide you with the following separation benefits:

•	salary continuation for 104 weeks following the Separation Date, in the aggregate amount of $1,230,000, payable in substantially equal installments in accordance with IDEXX’s regularly scheduled salary payroll dates, commencing on the first payroll date following the First Reaffirmation Effective Date (as defined therein); for the avoidance of doubt, any installments that become due prior to the First Reaffirmation Effective Date will be included in the first payment following the First Reaffirmation Effective Date;

•	200% of your target bonus, in the aggregate amount of $984,000 payable on the same schedule as the salary continuation payments described above;

•	78 weeks of COBRA premium costs with respect to the IDEXX medical, dental, and/or vision plans in which you currently participate, in the aggregate amount of $50,000, payable in a lump sum on the first payroll date following the First Reaffirmation Effective Date, subject to your timely election of continued coverage under COBRA for yourself and, if applicable, your covered dependents;

•	a Transition Assistance benefit payment in the amount of $10,000, payable in a lump sum on the first payroll date following the First Reaffirmation Effective Date; and

•	a reimbursement of the tax preparation or financial planning services for the 2025 and 2026 tax years in an amount not to exceed $6,000 per tax year ($12,000 in the aggregate), to the extent not reimbursed as of the Separation Date, subject to IDEXX’s receipt of adequate documentation supporting the expense no later than December 31, 2026 and December 31, 2027, respectively.

This results in total aggregate separation payments of $2,286,000, before deduction of required tax withholding in accordance with IRS supplemental wage rules (the “Separation Pay”). If you have direct deposit, the payments described above will be made to you through that system. If you do not have direct deposit, the payments will be mailed to you at the address IDEXX has for you on file, which you agree to update as necessary. You agree that IDEXX may withhold any amounts payable to IDEXX from your Separation Pay.

You acknowledge that, except as set forth herein, you are not entitled to any additional compensation, severance, paid time off, commissions, benefits or other considerations from IDEXX.

3.	Stock Options, Restricted Stock Units, Performance Stock Units. Vesting of your IDEXX stock option, restricted stock unit and performance stock unit awards will cease effective as of the Final Employment Date and all unvested awards will be forfeited immediately. Stock options that are vested and exercisable may be exercised during the Advisory Period (subject to your current trading restrictions as an executive officer of IDEXX) and during the time period following the Final Employment Date that is specified in each respective award agreement. Restricted stock that has vested prior to the Final Employment Date, if any, will be subject to transfer only to the extent provided in the terms of your award agreement.

4.	IDEXX Retirement and Incentive Savings Plan (401(k) Plan); IDEXX Deferred Compensation Plan. If you are a participant in the IDEXX Retirement and Incentive Savings Plan (the “401(k) Plan”), effective as of the Separation Date you will become an inactive participant in the 401(k) Plan and will become eligible to roll over your account to an IRA or to another 401(k) plan sponsored by a new employer. If you are a participant in the IDEXX Deferred Compensation Plan (the “NQDC Plan”), you will incur a separation from service as of the Separation Date and your accounts will become distributable pursuant to the terms of the NQDC Plan.

5.	Health (Medical, Dental, Vision) Plans for Employees of IDEXX. If applicable, your enrollment in the IDEXX medical, dental, and vision plans will continue through the last day of the calendar month in which the Separation Date occurs. Following the Separation Date, to the extent you are eligible, you may elect to continue your medical, dental, and vision coverage for eighteen months under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) by paying the total cost of the premium plus an additional 2% administrative charge as provided by COBRA (details will be provided to you separately). Note that you are eligible for COBRA coverage at your own expense without regard to whether you have executed and not revoked the Release Agreement, the First Reaffirmation Page and the Second Reaffirmation Page, but IDEXX’s payment of the COBRA premium costs as part of the Separation Pay is subject to your execution and non-revocation of the Release Agreement, the First Reaffirmation Page and the Second Reaffirmation Page.

6.	Basic Life Insurance, Basic Accidental Death & Dismemberment Coverage, and Disability Coverage. Your basic life coverage terminates effective as of the Separation Date. This coverage may be converted to an individual policy (details will be provided to you separately). Your basic accidental death and dismemberment coverage terminates effective as of the Separation Date. This coverage may not be converted to an individual policy.

Your long- and short-term disability coverage terminates effective as of the Separation Date. Your eligibility for disability benefits relating to occurrences on or prior to the Separation Date will not be affected.

7.	Paid Time Off (“PTO”). Regardless of whether you sign this Agreement, you will receive payment, within 30 days following your Separation Date, for any accrued but unused PTO remaining as of your Separation Date, which, for the avoidance of doubt, will include 22 days allocated under the Personal Growth Leave (PGL) program. Any PTO accrual will cease effective as of the Separation Date.

8.	Expense Reports and Company Credit Cards. You must submit any outstanding expense reports no later than seven days from the Separation Date. If applicable, your IDEXX credit cards may be canceled immediately. IDEXX may pay any credit card balances not covered by valid expense reports received within the timeframe outlined and deduct the amount of such payments from your Separation Pay.

9.	IDEXX Property. All IDEXX property must be returned no later than the Separation Date. IDEXX will hold you responsible for any such property not returned and you hereby acknowledge and agree that IDEXX may withhold the value of such property from your Separation Pay. You further acknowledge and agree that if you do not return any or some of IDEXX’s property, in addition to reducing the Separation Pay by the value of such property, you may be required to provide written assurance to IDEXX regarding the whereabouts of said property and any other assurances IDEXX determines necessary under the circumstances, as a condition of receiving the reduced payment. You agree that you will not keep or retain any copies of IDEXX documents and records, either in hard copy or electronically stored.

10.	Release Agreement. You acknowledge and agree that the Separation Pay described herein is in excess of the benefits that you would otherwise be eligible to receive upon your termination of employment, absent this Agreement. In order to induce IDEXX to enter into this Agreement to provide you these additional benefits, (i) concurrently with the execution of this Agreement, you are signing the general release of claims as set forth as Exhibit A hereto (the “Release Agreement”), (ii) you will not revoke such Release Agreement within the seven-day period as set forth in the Release Agreement, (iii) on the Separation Date, or within 21 days thereafter, you will sign the first reaffirmation page as set forth as Exhibit B hereto (the “First Reaffirmation Page”) and not revoke the First Reaffirmation Page within the seven-day period thereafter, and (iv) on the Final Employment Date, or within 21 days thereafter, you will sign the second reaffirmation page as set forth as Exhibit C hereto (the “Second Reaffirmation Page”) and not revoke the Second Reaffirmation Page within the seven-day period thereafter. If you fail to take any of the actions described in the immediately preceding sentence, you will forfeit all remaining amounts owed to you under paragraph 2 of this Agreement and will be obligated to return all payments that have been made to you under paragraph 2 of this Agreement following the Separation Date.

11.	Public Statements; Non-Disparagement. We have provided you with a copy of drafts of the internal announcement and current report on Form 8-K announcing the elimination of your position and separation from IDEXX. You hereby agree that you shall not make any disparaging statements, whether orally, in writing, or in any other medium regarding the Released Parties (as defined in the Release Agreement). You also agree that you shall not intentionally make any false or disparaging communications about IDEXX or its business, principals, employees and agents, including but not limited to communicating any information (whether true or not) that may have the effect of undermining the respect and confidence in IDEXX by IDEXX’s customers, investors, employees and/or other stakeholders. IDEXX hereby agrees not to request or authorize any officers, directors or employees of IDEXX to make or cause to be made any statements or take any actions that disparage or in any way damage your reputation or that are otherwise inconsistent in any material respect with the relevant statements made in the internal announcement or current report on Form 8-K. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Nothing in this Agreement prevents you from reporting, testifying, or providing evidence to a federal or state government agency that enforces employment or discrimination laws. In addition, this provision does not affect in any way your ability to respond truthfully pursuant to lawful administrative or court process or to reporting conduct to a law enforcement agency. For the avoidance of all doubt, you acknowledge and agree that you have not claimed adverse treatment by IDEXX pertaining in any way to unlawful employment discrimination, harassment or sexual assault and therefore this Agreement is not being entered into for the purpose of preventing matters of that nature from becoming public knowledge.

12.	Confidential Information, Work Product, and Restrictive Covenant Agreement. You hereby reaffirm and agree to comply with the restrictions and obligations in the Confidential Information, Work Product, and Restrictive Covenant Agreement you entered into with IDEXX on January 24, 2022 (the “Restrictive Covenant Agreement”), which remains in full force and effect. You further agree that payment of your Separation Pay will serve as additional consideration for your compliance with such restrictions and obligations. Upon a written request via email to its Chief Human Resources Officer, IDEXX will consider, in good faith, your request for clarification as to whether any person or organization is deemed to be a Competitor (as defined in the Restrictive Covenant Agreement) and/or your request for an exception to the noncompetition covenant in the Restrictive Covenant Agreement for a particular proposed position. IDEXX agrees to respond in writing (via email) within ten (10) business days of any such request.

13.	Continuing Cooperation; Indemnification. Following the end of your employment, you agree to make yourself reasonably available (without the expectation of additional compensation) to answer any questions about the transition of your responsibilities, and to provide reasonable cooperation with respect to helping IDEXX deal with any legal matters arising out of events in which you were involved or with which you were familiar due to your former employment with IDEXX. Nothing in this Agreement modifies your rights to indemnification (including advancement of expenses) under IDEXX’s Amended and Restated Certificate of Incorporation.

14.	Complete Agreement. This Agreement (including all exhibits hereto), the Restrictive Covenant Agreement and the award agreements to which you and IDEXX are party constitute the complete understanding between you and IDEXX in respect to your separation from employment. You acknowledge that you have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

15.	Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine. Any action alleging a breach of this Agreement or otherwise seeking to enforce this Agreement, shall be brought in the State of Maine, and both you and IDEXX agree to submit to the jurisdiction of the courts of Maine.

16.	Miscellaneous.

a.	No delay or omission by IDEXX in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.	In case any provision of this Agreement, with the exception of the requirement to execute and not revoke the Release Agreement, the First Reaffirmation Page and the Second Reaffirmation Page under paragraph 10 of this Agreement, shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d.	Nothing in this Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e.	By signing this Agreement, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

17.	Section 409A Compliance. The Separation Pay due under this Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409”) in accordance with the exceptions set forth in Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), and the Agreement shall be interpreted in accordance with this intent. For the avoidance of doubt, no Separation Pay will be made under this Agreement unless your termination of employment also constitutes a “separation from service” within the meaning of Section 409A.

If and only to the extent any portion of the Separation Pay is considered a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that the payment schedule described in paragraph 2 of this Agreement above as applied to such portion of the Separation Pay be administered in accordance with Treas. Reg. Section 1.409A-3(i)(1) and that payment of such portion shall in no event be delayed or accelerated except as permitted by Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Separation Pay is considered a “deferral of compensation” and you are determined to be a “specified employee” for purposes of Section 409A as of the termination date, any portion of the Separation Pay that is subject to Section 409A shall not be paid or provided to you prior to the earlier of (i) the expiration of the six-month period measured from the Separation Date, or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence will be paid to you (or your estate or beneficiaries, if applicable) in a lump sum, and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.

(Signature Page Follows)

For IDEXX,

/s/ Jonathan Mazelsky	Date:	March 25, 2026
Jonathan Mazelsky
President and Chief Executive Officer

You represent and agree that you have carefully read and fully understand all of the provisions of this Agreement and that you have voluntarily entered into this Agreement.

Accepted and Agreed To:

/s/ Nimrata Hunt	Date:	March 24, 2026
Nimrata Hunt, PhD

(Signature Page to Hunt Letter Agreement)

Exhibit A

Release Agreement

In consideration of the severance benefits provided by IDEXX Laboratories, Inc. (“IDEXX”) to you, as set forth in the letter agreement by and between you and IDEXX (the “Agreement”) to which this general release of claims (this “Release Agreement”) is attached, and by signing this Release Agreement, you agree as follows:

1.                  Release. In consideration of the payments and benefits to be made under the Agreement, by signing this Release Agreement, you and your heirs and assigns hereby fully, forever, irrevocably and unconditionally release and discharge IDEXX Laboratories, Inc., its subsidiaries and affiliates, and all of their respective former and current officers, directors, owners, stockholders, affiliates, agents, employees, and attorneys (collectively the “Released Parties”) from, and waive, any and all claims, charges, or actions of any kind which you have ever had or now have through the Release Effective Date (as defined below), whether known or unknown, against any or all of the Released Parties, arising out of or relating to your employment or termination from employment, including but not limited to claims under the Agreement, claims under any severance plan maintained by IDEXX, claims for discrimination based on race, sex, disability, national origin, age, religion, color, ancestry, marital or family status, pregnancy, sexual orientation, and any other legally protected attribute or status, and including without limitation claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Maine Human Rights Act, including in all cases any amendments and their respective implementing regulations, and any other applicable federal, state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, including but not limited to, laws pertaining to wrongful discharge claims, defamation claims, retaliation claims, unpaid wage claims, or other statutory or common law or contract claims; provided that identification of specific statutes in this paragraph 1 is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this Release Agreement in any manner. You acknowledge that this release releases the Released Parties in both their corporate and their individual capacities.

Without limiting the above, this Release Agreement also constitutes a release of any claims you may have, as of the Release Effective Date, against the Released Parties, pursuant to the Age Discrimination in Employment Act, as amended (which is the federal statute which makes it illegal for an employer to discharge or otherwise discriminate against an employee because of the employee’s age), including any possible claims relating to termination of your employment.

It is the specific intent and purpose of this Release Agreement to release and discharge any and all claims and causes of action of any kind or nature whatsoever as aforesaid to the full extent such release is allowed by law, from the beginning of time until the present day, whether such claims and causes of action are known or unknown and whether specifically mentioned or not. You acknowledge that you are aware that statutes exist that render null and void releases and discharges of claims and causes of actions that are unknown to the releasing or discharging party at the time of execution of the release and discharge. You hereby expressly waive, surrender and agree to forego any protection to which you would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including, but not limited to, the State of Maine.

You agree not only to release and discharge the Released Parties from any and all claims against the Released Parties that you could make on your own behalf, but also those which may have been or may be made by any other person or organization on your behalf.

You specifically waive any right to become, and promise not to become, a party to any case or proceeding or a member of any class in a case or proceeding in which any claim or claims are asserted against the Released Parties involving any event which has occurred as of the date of your termination of employment. If you are asserted to be a member of a class in a case or proceeding against the Released Parties involving any events occurring prior to or as of the Release Effective Date, you shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. You agree that this Release Agreement is, will constitute and may be pleaded as a bar to any such case or proceeding.

2.                  Exceptions to the Release. Notwithstanding the release set forth above in paragraph 1, this Release Agreement is not a waiver by you of (1) any right or claim that may arise after the date this Release Agreement is executed by you, (2) any right or claim to unemployment compensation, (3) any vested retirement and profit sharing benefits for which you are eligible in accordance with the terms of the respective employee benefit plans, (4) any rights to cooperate with or participate in any claim of unlawful employment discrimination before a state or federal fair employment practices agency, although this Release Agreement precludes you from recovering any monetary benefits in any such proceedings, (5) any rights afforded under Section 21F of the Securities Exchange Act (commonly referred to as the whistleblower rules), or (6) any rights under this Release Agreement or that may not be released by law. This is also not a waiver of any claim you may have for workers’ compensation benefits although you have represented to IDEXX that you do not know of any such claims and that you do not believe that you have any workplace injury relating to your employment with IDEXX for which a “First Report of Injury” has not already been filed.

3.                  No Admissions. Nothing contained herein shall be construed as an admission by IDEXX of any liability or unlawful conduct whatsoever. You agree and understand that the severance payments and benefits provided pursuant to the Agreement are provided solely in consideration of your execution of this Release Agreement, and that the payments and benefits are sufficient consideration for the Release Agreement.

4.                  Knowing Consent to Release. By signing below, you understand and agree that:

a)                  You have the option to take a full twenty-one (21) days from March 24, 2026, the date the Release Agreement was provided to you by IDEXX, within which to consider this Release Agreement before executing it. If you sign this Release Agreement sooner than twenty-one (21) days from when it was provided to you, you do so with the understanding that you could have taken the entire twenty-one (21)-day period to review this Release Agreement.

b)                 You have carefully read and fully understand all of the provisions of this Release Agreement.

c)                 You are, through this Release Agreement, releasing the Released Parties from any and all claims you may have against the Released Parties.

d)                 You knowingly and voluntarily agree to all of the terms set forth in this Release Agreement.

e)                 You knowingly and voluntarily intend to be legally bound by the same.

f)                  You have been advised in writing to consider the terms of this Release Agreement and consult with an attorney of your choice prior to executing this Release Agreement.

g)                 You acknowledge that the consideration set forth in the Agreement is above and beyond anything you might otherwise be entitled to receive.

h)                 You have a full seven (7) days after executing this Release Agreement to revoke this Release Agreement by delivering written notice of revocation to the Company’s Chief Human Resources Officer and are hereby advised in writing that this Release Agreement shall not become effective or enforceable until the revocation period has expired. If the Release Agreement is not revoked, it shall become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Release Effective Date”). In case of revocation, the obligations of each party to this Release Agreement shall become null and void.

5.                  Choice of Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that Maine is the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release Agreement.

6.                  Miscellaneous.

a)                 No delay or omission by IDEXX in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b)                 The captions of the sections of this Release Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Release Agreement.

c)                  In case any provision of this Release Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d)                 Nothing in this Release Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e)                  By signing this Release Agreement, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

f)                   This Release Agreement may not be altered, amended or modified except in writing signed by both IDEXX and you.

g)                 If any provision of this Release Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release Agreement, as the case may require, and this Release Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release Agreement modify this Release Agreement so that, once modified, this Release Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.                  Complete Agreement. This Release Agreement and the Agreement (and all exhibits thereto) constitute the complete understanding between you and IDEXX with respect to your separation from employment, and this Release Agreement supersedes all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof.

8.                  Counterparts. This Release Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

(Signature Page Follows)

Please sign and return a complete copy of this Release Agreement to the Company’s Chief Human Resources Officer, indicating your agreement to all of the terms of the Release Agreement.

IDEXX LABORATORIES, INC.

By:	Michael Johnson	Date:
Title:	Executive Vice President Chief Human Resources Officer

You have been advised that at least twenty-one (21) calendar days will be provided for the review of this Release Agreement, and to consult with an attorney prior to the execution of this Release Agreement.

You represent and agree that you have carefully read and fully understand all of the provisions of this Release Agreement and that you have voluntarily entered into this Release Agreement.

ACCEPTED AND AGREED TO:

By: Nimrata Hunt, PhD	Date:

(Signature Page to Hunt Release Agreement)

Exhibit B

First Reaffirmation Page

I, Nimrata Hunt, PhD, have confirmed my understanding and agreement to the commitments set forth in the letter agreement, by and between me and IDEXX Laboratories, Inc. (“IDEXX”), dated as of March 24, 2026 (the “Agreement”) as of the date of my execution, as set forth below. This page represents my reaffirmation of the commitments set forth in the Agreement and the general release of claims attached thereto as Exhibit A (the “Release Agreement”) as of the date hereof, and I hereby agree that the general release of claims pursuant to the Release Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

I understand that I have seven days after executing this First Reaffirmation Page to revoke my agreement to the terms hereof by delivering a written notice of revocation to the Chief Human Resources Officer of IDEXX, and I have been advised in writing that this First Reaffirmation Page will not become effective or enforceable until the revocation period has expired. Unless revoked, this First Reaffirmation Page will become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “First Reaffirmation Effective Date”).

I hereby ratify and reaffirm the commitments set forth in the Agreement and the Release Agreement:

Nimrata Hunt, PhD	Date: [1]

IDEXX hereby confirms its understanding and agreement to the commitments set forth in the Agreement as of the date of execution by IDEXX below. This page represents IDEXX’s reaffirmation of its commitments set forth in the Agreement as of the date hereof, and IDEXX hereby agrees that the general release of claims pursuant to the Release Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

IDEXX hereby ratifies and reaffirms the commitments set forth in the Agreement:

Jonathan Mazelsky	Date:
President and Chief Executive Officer

1 Note: To be executed on or within 21 days following the Separation Date of April 13, 2026.

B-1

Exhibit C

Second Reaffirmation Page

I, Nimrata Hunt, PhD, have confirmed my understanding and agreement to the commitments set forth in the letter agreement, by and between me and IDEXX Laboratories, Inc. (“IDEXX”), dated as of March 24, 2026 (the “Agreement”) as of the date of my execution, as set forth below. This page represents my reaffirmation of the commitments set forth in the Agreement and the general release of claims attached thereto as Exhibit A (the “Release Agreement”) as of the date hereof, and I hereby agree that the general release of claims pursuant to the Release Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

I understand that I have seven days after executing this Second Reaffirmation Page to revoke my agreement to the terms hereof by delivering a written notice of revocation to the Chief Human Resources Officer of IDEXX, and I have been advised in writing that this Second Reaffirmation Page will not become effective or enforceable until the revocation period has expired. Unless revoked, this Second Reaffirmation Page will become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Second Reaffirmation Effective Date”).

I hereby ratify and reaffirm the commitments set forth in the Agreement and the Release Agreement:

Nimrata Hunt, PhD	Date: [2]

IDEXX hereby confirms its understanding and agreement to the commitments set forth in the Agreement as of the date of execution by IDEXX below. This page represents IDEXX’s reaffirmation of its commitments set forth in the Agreement as of the date hereof, and IDEXX hereby agrees that the general release of claims pursuant to the Release Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

IDEXX hereby ratifies and reaffirms the commitments set forth in the Agreement:

Michael Erickson, PhD	Date:
President and Chief Executive Officer

2 Note: To be executed on or within 21 days following the Final Employment Date of July 13, 2026.

C-1